Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

The following description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation, certificates of designation and Amended and Restated Bylaws are summaries and are qualified by reference to our Amended and Restated Certificate of Incorporation, applicable certificate of designation, and Amended and Restated Bylaws. Copies of these documents are filed as exhibits to our Annual Report on Form 10-K, to which this exhibit is also appended.

We are authorized to issue 40,000,000 shares of common stock, par value $.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

As of April 12, 2021, we had 15,018,030 shares of common stock issued and outstanding held of record by 207 stockholders. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

As of April 12, 2021, there were no shares of preferred stock issued or outstanding.

Our board of directors has the authority, without further action by our stockholders, to authorize and issue up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, to the full extent permitted by the laws of the State of Delaware and the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. These powers, preferences and rights could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and sinking fund terms, any or all of which may be greater than the powers, preferences and rights of common stock. The issuance of any additional preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of any additional preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action. Each of the foregoing could harm the market price of our common stock.

Warrants

We issued three series of common stock warrants in connection with prior financings: (i) Series A Warrants, as amended, to purchase 230,760 shares of common stock, (ii) Series A-1 Warrants, as amended, to purchase 350,000 shares of common stock, and (iii) Series A-2 Warrants, as amended, to purchase 218,225 shares of common stock, (collectively, the “Warrants”). Upon, exercise, the holders of the Warrants can purchase shares of common stock at a price equal to $16.00 per share. As of April 12, 2021, 788,725 of these warrants were exercised. Each Warrant expires on the earlier of (a) the third (3rd) anniversary of June 29, 2018, (b) the fifth (5th) anniversary of the applicable Warrant issue date, or (c) the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company or of a deemed liquidation of the Company. The Warrants allow for cashless exercise only in the event that the underlying shares are not registered or qualified for resale. The Company may force the holders to exercise their Warrant or the Company may redeem each Warrant for a nominal price if, at any time following the one-year anniversary of the issuance of such Warrant, (i) the Company’s securities have been listed for trading on a national securities exchange, (ii) the common stock underlying the Warrants have been registered for resale or are the subject of a resale offering statement which has been qualified or the holders otherwise have the ability to trade the underlying common shares without restriction following a cash exercise, (iii) the 30-day volume-weighted daily average price per share of the Company’s common stock exceeds 200% of the then current exercise price of the Warrants, as equitably adjusted for any stock splits, dividends or transactions having a similar effect, and (iv) the average daily trading volume of the Company’s common stock is at least 200,000 shares during the 30-day period prior to the forced exercise or redemption. In connection with our initial public offering, we issued to Roth Capital Partners, LLC, as the representative of the underwriters, a warrant initially exercisable for up to 281,750 shares of common stock. The warrant is exercisable at a per share price equal to $19.20. The warrant is exercisable at any time, and from time to time, in whole or in part, until the fifth anniversary of our IPO, in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and were therefore subject to a 180 day lock-up. Roth Capital Partners, LLC (or its permitted assignees) was not permitted to sell, transfer, assign, pledge or hypothecate the warrant or the securities underlying the warrant, nor engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for the period ending on, and including, December 23, 2018. The exercise price and number of shares of common stock issuable upon exercise of the warrant will be adjusted in certain circumstances, including in the event of a subdivision or combination of shares of common stock (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise). In May 2019, we issued 18,166 warrants to a third party in connection with a prior equity raise.

Stockholder Registration Rights

We are party to an amended and restated registration rights agreement (the “Registration Rights Agreement”) which provides that holders (the “Holders”) of our Series A Preferred Stock, Series A-1 Preferred Stock and/or Series A-2 Preferred Stock (collectively, the “Preferred A Shares”) have certain registration rights as set forth below as to (a) the shares of common stock beneficially owned by the Investors (as defined therein) upon conversion of the Preferred A Shares or upon exercise of the Warrants and (b) any shares of common stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the common stock (collectively, the “Registrable Securities”). This registration rights agreement was entered into in connection with our preferred stock financing in 2017. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the Holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, any stock transfer taxes applicable to the sale of Registrable Securities by such Holder and the fees and disbursements of counsel, if any, retained by such Holder (except for the reasonable fees and disbursements of counsel for the Major Investor (as defined in the Subscription Agreement) required to be paid by the Company pursuant to the Registration Rights Agreement), of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such Holders may include and require that the Holders enter into customary lock-up agreements.

Piggyback Registration Rights

With certain exceptions, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders will be entitled to certain “piggyback” registration rights, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than (i) an offering statement or registration statement relating to an initial public offering of the Company on Form 1-A or Form S-1 involving a primary offering by the Company and including no securities for the account of other security holders of the Company, (ii) a registration statement on Form S-8 or any other registration statement relating solely to employee benefit plans, (iii) a registration statement on Form S-4 or filed in connection with an exchange offer, or a transaction to which Rule 145 under the Securities Act applies, or (iv) an offering of newly issued securities of the Company being made on a pro rata basis solely to the Company’s existing shareholders, the Holders will be entitled to notice of the registration and have the right, subject to limitations that the underwriter may impose on the number of shares included in the registration, to include their Registrable Securities in the registration.

Demand Registration Rights

We agreed to use reasonable best efforts to qualify and remain qualified to register the offer and sale of securities pursuant to a registration statement on Form S-3 or any similar short-form registration statement or successor form (“Short-Form Registration Statement”), beginning one (1) year after the closing of our IPO. When we have qualified to use a Short-Form Registration Statement, the Holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities, pursuant to such Short-Form Registration Statement.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; a proxy contest; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interest, including transactions which provide for payment of a premium over the market price for our shares and may adversely affect the market price of our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Appointment and Removal of Directors

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that any vacancies resulting from death, resignation, disqualification, removal or other causes and newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority vote of the directors then in office, unless the board of directors determines such vacancy shall be filled by stockholders, or by the stockholders holding at twenty-five percent (25%) of the issued and outstanding shares of common stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class. This provision restricting the filling of vacancies will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that, subject to the rights of holders of any series of preferred stock, a member of our board of directors may be removed with or without cause, at any time, only by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company.

Advance Notice Procedures

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting and at the time of giving notice, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business, which business must be a proper matter for stockholder action under the DGCL, before the meeting and who has followed the solicitation procedures specified in the Amended and Restated Bylaws, as applicable. Although our Amended and Restated Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which, subject to certain exceptions, prohibits stockholders deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these stockholders become interested stockholders, unless (1) prior to such time the board approved either the business combination or the transaction that resulted in the interested stockholder attaining such status, (2) the business combination is approved by our board of directors and authorized by our stockholders in a prescribed manner or (3) the interested stockholder acquired at least 85% of our outstanding voting stock (with certain exceptions) in the transaction in which it became an interested stockholder. Generally, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did beneficially own, 15% or more of a corporation’s voting stock or any person or entity affiliated with or controlling or controlled by such person or entity. Generally, a “business combination” includes a merger, consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and the sale of more than 10% of our assets. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Limitation on Directors’ Liability

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws require us to indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director, including the breach of a director’s duty of loyalty, which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which result in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. We adopted these limitations on our directors’ personal liability to the Company and our stockholders to the maximum extent permitted under Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under the federal securities laws of the United States.

Exchange Listing

Our common stock is listed on Nasdaq under the symbol “LOVE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.